Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-224391 and No.333-212406)  and Form F-3 (No. 333-217101) of Hutchison China MediTech Limited of our report dated March 3, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

Hong Kong

March 3, 2020